Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]
August 1, 2025
Lazard, Inc.,
30 Rockefeller Plaza,
New York, New York 10112.
Lazard Group LLC,
30 Rockefeller Plaza,
New York, New York 10112.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of $300,000,000 aggregate principal amount of 5.625% Senior Notes due 2035 (the “Debt Securities”) of Lazard Group LLC, a Delaware limited liability company (the “Company”), and guarantees of the Debt Securities of Lazard, Inc., a Delaware corporation (the “Guarantor”), issued pursuant to the Indenture, dated as of May 10, 2005, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented from time to time including by the Eleventh Supplemental Indenture, dated as of December 12, 2024, and as further supplemented by the Twelfth Supplemental Indenture, dated as of August 1, 2025, each among the Company, the Guarantor and the Trustee, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that (i) the Debt Securities constitute valid and legally binding obligations of the Company and (ii) the Guarantees constitute valid and legally binding obligations of the Guarantor, subject in the cases of clauses (i) and (ii) above, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Debt Securities or the Guarantees.
The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Lazard, Inc. Lazard Group LLC	-2-
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Debt Securities conform to the specimen thereof examined by us, that the Trustee’s certificates of authentication of the Debt Securities have been signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement on Form S-3 relating to the Debt Securities and Guarantees and to the reference to us under the heading “Validity of the Notes” in the prospectus supplement, dated July 28, 2025, relating to the Debt Securities and Guarantees. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP